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                                                                     EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
EasyLink Services Corporation (formerly Mail.com, Inc.):

We consent to incorporation by reference in the registration statements (Nos. 333-41154, 333-41156, 333-43060 and 333-45930) on form S-3 and (Nos. 333-96151,
333-31356 and 333-39586) on Form S-8 of EasyLink Services Corporation (formerly Mail.com, Inc.) of our report dated February 15, 2001, relating to the consolidated balance sheets of EasyLink Services Corporation (formerly Mail.com, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of EasyLink Services Corporation (formerly Mail.com, Inc.).

Our report dated February 15, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                             /s/ KPMG LLP

New York, New York
April 2, 2001